Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Pam Sullivan	Karen Vahouny
Phase Forward	Qorvis Communications
781-902-4502	703-744-7809
pam.sullivan@phaseforward.com	kvahouny@qorvis.com

PHASE FORWARD REPORTS RECORD FOURTH QUARTER AND 2004 RESULTS

Company Reports Revenue Growth of 24% for the Fourth Quarter and 19% for the Full Year;
Backlog Increases 29% Over Prior Year End

Waltham, MA – February 7, 2005 – Phase Forward (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced its financial results for the fourth quarter and year ended December 31, 2004.

For the fourth quarter ended December 31, 2004, revenues increased 24% to $20.1 million, from $16.2 million for the fourth quarter of 2003.  On a GAAP basis, income from operations was $1.4 million in the 2004 fourth quarter versus a $4.1 million loss from operations for the prior year’s comparable quarter.  On a non-GAAP basis, income from operations for the fourth quarter of 2004 was $1.7 million, versus $685,000 for the fourth quarter of 2003.  The non-GAAP income from operations in the 2004 fourth quarter excludes stock-based expenses of $508,000 and a restructuring benefit of $168,000; the non-GAAP income from operations in the 2003 fourth quarter excludes stock-based expenses of $253,000 and a restructuring charge of $4.5 million associated with the relocation of the company’s corporate headquarters.  The attached table presents a reconciliation of GAAP to non-GAAP income from operations for the fourth quarter and full year of 2004 and 2003.

The net income applicable to common stockholders for the fourth quarter of 2004 was $734,000, or $0.02 per share, compared to a net loss applicable to common stockholders of $5.8 million, or a loss of $1.66 per share, for the fourth quarter of the previous year.  The net loss for the fourth quarter of 2003 included a charge of $1.9 million associated with the accretion of preferred stock.  All preferred stock automatically converted into shares of common stock following the completion of the company’s initial public offering in July 2004.

According to Bob Weiler, chief executive officer and president, “Phase Forward experienced powerful growth in 2004 as a number of our Clintrial™ clinical data management customers added our electronic data management product, InForm™.  The number of  enterprise license transactions totals 23 as of the end of 2004, including the largest deal in our history with GlaxoSmithKline.

“We now have 35 of the world’s top 50 pharmaceutical companies using our software.  We are also seeing growing interest in our InForm product among the academic and contract research organizations, two examples being the Duke Clinical Research Institute, the world’s largest academic research organization and the Harvard Clinical Research Institute, both of whom have adopted InForm.”

He continued, “The pharmaceutical industry is currently in flux due to the recent focus on drug safety concerns.  We expect the resulting increased emphasis on safety to translate into more and larger clinical trials, as well as more mandated post-approval tracking.  We believe drug safety will present an important growth opportunity for Phase Forward, particularly in the later part of 2005 and even more so in 2006.  In addition, the large pharmaceutical companies will come under increasing cost pressure, and we believe that this pressure will continue to drive the adoption of clinical trials automation.

“With our established leadership in clinical automation solutions and the new release of our Clintrace™ drug safety monitoring product in the fourth quarter of 2004, Phase Forward is extremely well positioned to benefit from these industry dynamics,” Weiler concluded.

For the year ended December 31, 2004, total revenues rose 19% to $73.7 million compared to revenues of $62.0 million for 2003.  GAAP income from operations for 2004 was $4.2 million compared to a loss from operations of $6.7 million for 2003.  Non-GAAP income from operations for 2004 was $6.1 million compared to a net loss from operations of $1.4 million for 2003.  The 2004 non-GAAP income from operations excluded stock-based expenses of $2.1 million and a restructuring benefit of $168,000; the 2003 non-GAAP loss from operations excluded stock-based expenses of $727,000 and a restructuring charge of $4.5 million.

The company’s net income for 2004 rose to $1.9 million compared to a net loss of $6.6 million for 2003.  The accretion of preferred stock and declared dividends totaled $9.0 million for 2004, resulting in a net loss applicable to common stockholders of $7.1 million, or $0.43 per share.  This compares to accretion of preferred stock of $7.7 million in 2003, for a net loss applicable to common stockholders of $14.3 million, or $4.23 per share.

2004 Fourth Quarter and Full Year Highlights

Business Highlights

•      GlaxoSmithKline, a long-time customer of the company’s Clintrial clinical data management solution, added Phase Forward’s electronic data capture product, InForm.  This represents the largest license in company history and we believe it may also be the largest electronic data capture contract in the industry.

•      Duke Clinical Research Institute, the world’s largest academic research organization, extended their use of InForm and the Harvard Clinical Research Institute signed a new license agreement for the company’s InForm product.

•      The Schering-Plough Research Institute entered into a multi-year extension of its enterprise license agreement to standardize clinical data management on the InForm solution.

•      The company signed several notable transactions during the fourth quarter including an InForm deal with CMIC, one of the largest CROs in Japan, and an InForm order with Eyetech, the company developing the first drug for macular degeneration.

•      At the end of 2004, over 60,000 end user investigators were certified and trained on the InForm electronic data capture solution.  This number is up from 25,000 certified and trained end users at the end of 2003.

•      The cumulative number of trials that have used or are using the InForm software now exceeds 650, which does not factor in trials in backlog that have yet to begin.

Financial Highlights

•      Backlog grew to $181.6 million at December 31, 2004, a 29% increase from $140.8 million as of December 31, 2003.

•      Quarterly revenues and non-GAAP operating income continued to grow on both a sequential basis and year-over-year basis.

•      License revenues grew to 41% of total revenues in the fourth quarter of this year versus 37% of total revenues in the comparable quarter a year ago.  License revenues for the full year 2004 grew to 38% compared to 34% for 2003.

•      The total gross margin for the fourth quarter of 2004 increased to $12.3 million, or 61% of revenues, from $8.9 million, or 55% of revenues, for the corresponding period of 2003.  The total gross margin for 2004 increased to $44.1 million, or 60% of revenues, from $31.3 million, or 50% of revenues, for the prior year.

•      The company generated net cash from operations of $9.8 million for 2004, compared to net cash generated of $5.1 million for the prior year.  Cash, cash equivalents and short-term investment balances as of December 31, 2004, were $58.2 million.

•      The company raised a total of approximately $37 million as part of its initial public offering in the third quarter of 2004.

Financial Outlook

The following statements are based on current expectations and the company does not undertake any duty to update them.  These statements are forward-looking and inherently uncertain.  Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

For the full year 2005, the company expects revenue to be between $84 million and $88 million, with approximately 80% expected to be recognized from backlog.  Gross margins are expected to range between 60% and 62% for the year and non-GAAP operating margins, which exclude stock based compensation, are expected to be between 10% and 12% for the full year. GAAP earnings per share are expected to be between $0.16 and $0.19, assuming a tax rate of approximately 27.5% and estimated shares outstanding of 35 million.  The company expects ending 2005 backlog to be between $190 and $210 million.

For the first quarter of 2005, the company expects revenues to be between $20.0 and $20.6 million, with approximately 95% anticipated to be recognized from backlog.  The company expects gross margin as a percent of revenues and operating expenses to be approximately the same as the fourth quarter of 2004.  Non-GAAP operating income, which excludes stock based compensation, is expected to be between $1.7 million to $2.0 million, with GAAP earnings per share expected to be between $0.03 and $0.04

The annual guidance excludes the effect of adopting Statement of Financial Accounting Standards 123R, Share-Based Payment, which will require the measurement of compensation for share based payments, including stock options, at fair value for periods beginning after June 15, 2005.  The adoption of SFAS 123R is expected to reduce GAAP net income.

The company plans to host its investor conference call today at 5:00 pm EST to discuss its financial results for the quarter and year ended December 31, 2004 and its outlook for 2005.  The investor conference call will be available via live web cast on Phase Forward’s web site at www.phasefoward.com under the tab “Investors.”  To participate by telephone, the domestic dial-in number is 800-299-7089 and the international dial-in is 617-801-9714.  The access code is 67718815.  Investors are advised to dial in at least five minutes prior to the call to register.  The web cast will be archived for seven days: from 8:00 p.m. EST on Monday, February 7, until 8:00 p.m. EST on Monday, February 14, 2005.

About Phase Forward
Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company helps pharmaceutical, biotechnology, and medical device companies bring needed drugs and therapies to market faster and more safely. Phase Forward offers proven solutions in electronic data capture (EDC), clinical data management (CDM), and adverse event reporting (AER). Phase Forward products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 200 organizations worldwide including: AstraZeneca, Aventis, Biogen Idec, Boston Scientific, Cedars-Sinai, Eli Lilly, GlaxoSmithKline, Guidant, Procter & Gamble, Quintiles, and Schering-Plough Research Institute. Additional information about Phase Forward is available at www.phaseforward.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s expectations concerning management’s forecast of financial performance, and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, changes in the pharmaceutical, biotechnology and medical device industries; our ability to convince entities engaged in clinical trials to shift from traditional paper-based methods of collecting clinical trial data to electronic systems; competition; changing customer requirements or in regulations and regulatory guidance applicable to our customers or potential customers; our ability to achieve and maintain profitability; our ability to operate in an emerging market; market acceptance of our software products and hosted solutions; fluctuations in our operating results; the length of our sales and implementation cycles; our dependence on one or more customers; interruptions or delays in service from our third party providers; failure of our technology and products; the global nature of our business; our ability to maintain customer relationships and contracts; our ability to protect our intellectual property and other proprietary rights; claims that we or our technologies infringe upon the intellectual property or other proprietary rights of a third party; our dependence on a limited number of suppliers; product liability claims relating to our products or services or our customers’ use of our products or services; governmental regulation; acquisitions; our ability to retain our personnel and hire additional skilled personnel; our ability to manage our rapid growth; our ability to obtain capital when desired on favorable terms; our ability to comply with operating and financial covenants in our loan agreement; our ability to properly protect personal medical information in connection with the conduct of clinical trials and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Quarterly Report on Form 10-Q.

Non-GAAP Financial Information
Phase Forward provides non-GAAP operating income (loss) data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Phase Forward’s management believes these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons to prior periods. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. Investors are encouraged to review the reconciliation’s of these non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

Phase Forward Incorporated and Subsidiaries

Table of Reconciliation from GAAP to Non-GAAP

(in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004

GAAP income (loss) from operations	$(4,071)	$1,373	$(6,660)	$4,169

Stock based expenses	253	508	727	2,111
Restructuring charge	4,503	(168)	4,503	(168)

Non-GAAP income (loss) from operations	$685	$1,713	$(1,430)	$6,112

Phase Forward Incorporated and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended Ended December 31,
	2003	2004	2003	2004

Revenues:
License	$6,062	$8,305	$21,377	$28,180
Service	10,137	11,761	40,648	45,550
Total revenues	16,199	20,066	62,025	73,730
Costs of revenues:
License	418	504	2,300	1,875
Service(1)	6,899	7,269	28,466	27,782
Total cost of revenues	7,317	7,773	30,766	29,657
Gross margin:
License	5,644	7,801	19,077	26,305
Service	3,238	4,492	12,182	17,768
Total gross margin	8,882	12,293	31,259	44,073

Operating expenses:
Sales and marketing(1)	2,940	4,053	12,709	14,403
Research and development(1)	2,823	3,298	10,569	12,423
General and administrative(1)	2,687	3,737	10,138	13,246
Restructuring	4,503	(168)	4,503	(168)
Total operating expenses	12,953	10,920	37,919	39,904
Income (loss) from operations	(4,071)	1,373	(6,660)	4,169
Other income (expense):
Interest income	24	226	111	518
Interest expense	(91)	(140)	(364)	(394)
Other income (expense)	479	22	721	(32)
Total other income	412	108	468	92
Income (loss) before provision for income taxes	(3,659)	1,481	(6,192)	4,261
Provision for income taxes	182	747	434	2,392
Net income (loss)	(3,841)	734	(6,626)	1,869
Accretion of preferred stock and dividend declared	1,918	—	7,672	8,953
Net income (loss) applicable to common stockholders	$(5,759)	$734	$(14,298)	$(7,084)

Net Income (loss) per share applicable to common stockholders - basic	$(1.66)	$0.02	$(4.23)	$(0.43)
Net Income (loss) per share applicable to common stockholders - diluted	$(1.66)	$0.02	$(4.23)	$(0.43)
Weighted average number of common shares used in net income (loss) per share calculations:
Basic	3,471	32,348	3,383	16,447

Diluted	3,471	35,003	3,383	16,447

(1) Amounts include stock based expenses, as follows:

Costs of service revenues	$30	$29	$264	$105
Sales and marketing	29	30	124	141
Research and development	75	64	184	312
General and administrative	119	385	155	1,553
Total stock based expenses	$253	$508	$727	$2,111

Phase Forward Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except per share amounts)

	As of December 31,
	2003	2004

Assets
Current assets:
Cash and cash equivalents	$19,046	$53,485
Short-term investments	—	4,735
Accounts receivable, net of allowance of $425 and $391 in 2003 and 2004, respectively	22,947	19,682
Deferred set up costs, current portion	1,115	783
Prepaid commissions and royalties, current portion	2,192	3,035
Prepaid expenses and other current assets	1,434	2,335
Total current assets	46,734	84,055

Property and equipment, net	5,299	5,717
Restricted cash	1,611	—
Deferred set up costs, net of current portion	697	665
Prepaid commissions and royalties, net of current portion	2,527	2,756
Goodwill	23,780	21,817
Other assets	196	240
Total assets	$80,844	$115,250

Liabilities and Stockholders’ (Deficit) Equity
Current Liabilities:
Lines of credit	$2,500	$—
Current portion of notes payable	2,218	2,558
Accounts payable	947	1,619
Accrued expenses	10,973	11,658
Restructuring accrual	1,989	344
Deferred revenue, current portion	33,050	35,350
Deferred rent, current portion	—	142
Total current liabilities	51,677	51,671

Notes payable, net of current portion	1,970	1,849
Restructuring accrual, net of current portion	497	—
Deferred revenue, net of current portion	4,738	1,002
Deferred rent, net of current portion	288	1,481
Total liabilities	59,170	56,003

Redeemable convertible preferred stock at redemption value	123,951	—
Redeemable convertible preferred stock warrant	169	—

Stockholders’ (deficit) equity:
Common stock, $.01 par value:
Authorized—32,804 and 100,000 shares in 2003 and 2004, respectively
Issued—3,602 and 32,399 shares in 2003 and 2004, respectively	36	324
Additional paid-in capital	—	165,462
Subscription receivable	(627)	(127)
Deferred stock-based compensation	(2,333)	(1,755)
Treasury stock, 37 shares at cost in 2003 and 2004	(111)	(111)
Accumulated other comprehensive loss	(500)	(160)
Accumulated deficit	(98,911)	(104,386)
Total stockholders’ (deficit) equity	(102,446)	59,247

Total liabilities and stockholders’ (deficit) equity	$80,844	$115,250

Phase Forward Incorporated and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2003	2004

Operating activities
Net income (loss)	$(6,626)	$1,869
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,856	3,050
Stock-based compensation	727	2,111
Asset impairment due to restructuring	2,015	—
Loss (gain) on disposal of fixed assets	184	(34)
Foreign currency exchange (gain) loss	(906)	63
Provision for allowance for doubtful accounts	213	165
Non-cash income tax expense	120	1,964
Deferred rent	(63)	1,318
Other non-cash items	—	16
Changes in assets and liabilities:
Accounts receivable	(8,580)	3,455
Deferred costs	(288)	(522)
Prepaid expenses and other current assets	(726)	(886)
Accounts payable	(362)	625
Accrued expenses	5,251	(1,818)
Deferred revenue	9,245	(1,550)
Net cash provided by operating activities	5,060	9,826

Investing activities
Purchase of short-term investments	—	(4,765)
Purchase of property and equipment	(4,095)	(3,382)
(Increase) decrease in restricted cash, net	(489)	1,611
Decrease (increase) in other assets	120	(37)
Net cash used in investing activities	(4,464)	(6,573)

Financing activities
Proceeds from issuance of notes payable and borrowings under lines of credit	2,570	2,928
Payments on lines of credit and notes payable	(3,460)	(5,209)
Payment of dividend payable	—	(4,700)
Stock issuance costs	—	(5,231)
Repurchase of restricted common stock	(111)	—
Proceeds from issuance of common stock	185	42,687
Proceeds from repayment of subscriptions receivable	—	514
Net cash (used in) provided by financing activities	(816)	30,989
Effect of exchange rate changes on cash and cash equivalents	1,306	197
Net change in cash and cash equivalents	1,086	34,439
Cash and cash equivalents at beginning of year	17,960	19,046
Cash and cash equivalents at end of period	$19,046	$53,485

Supplemental disclosure of cash flow information
Cash paid for interest	$234	$313
Cash paid for taxes	$106	$186

Non-cash financing activities
Accretion of Series B, C, and D redeemable convertible preferred stock to redemption value	$7,672	$4,253